Exhibit 99

NEWS RELEASE

STANDEX INTERNATIONAL CORPORATION ■ SALEM, NH 03079 ■ TEL (603) 893-9701 ■ WEB www.standex.com

STANDEX REPORTS FISCAL SECOND QUARTER 2026 FINANCIAL RESULTS

●	In Q2 FY26, Sales Increased 16.6% YOY to $221.3 Million; New Products Sales Grew ~13% and Sales into Fast Growth Markets Contributed ~28% of Total Sales
●	In Q2 FY26, Sales Increased 6.4% YOY Organically; Electronics Increased 11.1% YOY Organically
●	Record Quarterly Order Intake with Book to Bill of 1.04; Electronics Book to Bill of 1.08
●	Q2 FY26 GAAP Operating Margin of 16.1%; Adjusted Operating Margin of 19.0%, Up 30 bps YOY
●	Reiterating FY26 Sales Outlook of >$110 Million Over FY25; Fast Growth Market Sales to Grow >45% and Exceed $270 Million; Plan to Release >15 New Products, Contributing ~300 bps of Growth

SALEM, NH – January 29, 2026 – Standex International Corporation (NYSE: SXI) today reported financial results for the second quarter of fiscal year 2026 ended December 31, 2025.

Summary Financial Results - Total
($M except EPS and Dividends)	2Q26	2Q25	1Q26	Y/Y	Q/Q
Net Sales	$221.3	$189.8	$217.4	16.6%	1.8%
Operating Income – GAAP	$35.6	$8.5	$29.6	320.3%	20.0%
Operating Income – Adjusted	$42.2	$35.5	$41.6	18.9%	1.4%
Operating Margin % - GAAP	16.1%	4.5%	13.6%	+ 1160 bps	+ 250 bps
Operating Margin % - Adjusted	19.0%	18.7%	19.1%	+ 30 bps	- 10 bps
Net Income from Continuing Ops – GAAP	$20.6	$1.3	$15.8	1,501.9%	30.4%
Net Income from Continuing Ops – Adjusted	$25.1	$22.9	$24.0	9.5%	4.3%

EBITDA	$45.1	$16.1	$39.7	180.3%	13.5%
EBITDA margin	20.4%	8.5%	18.3%	+ 1190 bps	+ 210 bps
Adjusted EBITDA	$47.2	$39.6	$47.1	19.2%	0.2%
Adjusted EBITDA margin	21.3%	20.9%	21.7%	+ 40 bps	- 40 bps

Diluted EPS – GAAP	$0.17	$0.07	$1.25	145.6%	-86.4%
Diluted EPS – Adjusted	$2.08	$1.91	$1.99	8.9%	4.5%
Dividends per Share	$0.34	$0.32	$0.32	6.3%	6.3%

Free Cash Flow	$13.0	$2.2	$10.4	506.5%	25.5%
Net Debt to EBITDA	2.3x	2.9x	2.4x	-20.8%	-5.8%

*Adjusted operating income, adjusted operating margin, and adjusted EPS for all periods now also exclude amortization expense from acquired intangible assets.

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “We delivered strong top-line results and operating performance in the fiscal second quarter. Our sales increased 16.6% year-on-year to $221.3 million driven by 7% contribution from new products and 28% contribution from sales into fast growth markets. We recorded 6.4% organic growth and book to bill of 1.04, led by our Electronics segment which grew 11.1% organically with book to bill of 1.08. We are well positioned to deliver mid-to-high single digit organic growth in the fiscal third quarter, primarily driven by new product launches, strong tailwinds in the electrical grid, defense and aviation end markets, and improving general industrial markets. Sales from fast growth markets totaled approximately $61 million in the fiscal second quarter and are expected to exceed $270 million in fiscal year 2026.

Adjusted operating margin expanded 30 basis points year-on-year to 19.0%. We paid down approximately $10 million of debt in the fiscal second quarter, and our net leverage ratio was reduced to 2.3x.”

Fiscal Third Quarter 2026 Outlook

In fiscal third quarter 2026, on a year-on-year basis, the Company expects significantly higher revenue, driven by mid-to- high single digit organic growth from higher sales into fast growth end markets and increased new product sales, and slightly higher adjusted operating margin due to higher volume and favorable product mix, partially offset by growth investments and higher medical costs.

On a sequential basis, the Company expects slightly to moderately higher revenue, driven by increased contributions from fast growth end markets and new product sales, and slightly to moderately higher adjusted operating margin due to higher volume and pricing and productivity initiatives, partially offset by growth investments.

Fiscal Year 2026 Outlook

The Company is reiterating its fiscal year 2026 sales outlook. In fiscal year 2026, barring any unforeseen economic, global trade, or tariffs related disruptions, the Company expects revenue to grow by over $110 million, driven by mid-to-high single digit organic growth in Electronics, double-digit organic growth in Engineering Technologies, and the contribution from recent acquisitions. The Company remains on course to release over fifteen new products that it expects will contribute approximately 300 bps of incremental growth. Sales from fast growth markets are on track to grow over 45% year-on-year and exceed $270 million. The Company expects continued adjusted operating margin expansion in fiscal year 2026.

Second Quarter Segment Operating Performance

Electronics (52% of sales; 63% of segment adjusted operating income)

	2Q26	2Q25	% Change
Electronics ($M)
Revenue	115.7	95.9	20.6%
GAAP Operating Income	29.8	17.4	70.9%
GAAP Operating Margin %	25.7	18.2
Adjusted Operating Income*	33.3	26.5	25.7%
Adjusted Operating Margin %*	28.8	27.6

* Excludes the amortization of acquired intangible assets; Q2 FY25 restated to exclude the amortization of acquired intangible assets

Revenue increased approximately $19.7 million or 20.6% year-on-year, reflecting organic growth of 11.1%, an acquisition benefit of 9.1%, and a foreign currency benefit of 0.4%. Organic growth was driven by sales into fast growth markets and increased new product sales. Adjusted operating income increased approximately $6.8 million or 25.7% year-on-year due to higher volume, pricing initiatives, and product mix.

The segment had a book-to-bill ratio of approximately 1.08 in the fiscal second quarter, with orders of approximately $125 million.

In fiscal third quarter 2026, on a sequential basis, the Company expects slightly to moderately higher revenue, reflecting higher sales into fast growth end markets and increased new product sales. The Company expects similar adjusted operating margin, primarily due to product mix and continued strategic growth investments.

Engineering Technologies (14% of sales; 11% of segment adjusted operating income)

	2Q26	2Q25	% Change
Engineering Technologies ($M)
Revenue	30.6	22.7	35.3%
GAAP Operating Income	4.4	3.7	18.6%
GAAP Operating Margin %	14.3	16.3
Adjusted Operating Income*	5.8	3.7	56.6%
Adjusted Operating Margin %*	18.9	16.3

* Excludes the amortization of acquired backlog and acquired intangible assets

Revenue increased approximately $8.0 million or 35.3% year-on-year reflecting a 33.4% benefit from the McStarlite acquisition, organic growth of 1.2%, and a foreign currency benefit of 0.6%. Organic growth was suppressed by delays in customer project timing. Adjusted operating income increased approximately $2.1 million or 56.6% year-on-year reflecting higher volume.

In fiscal third quarter 2026, on a sequential basis, the Company expects moderately to significantly higher revenue, due to growth in new product sales and more favorable project timing, and slightly to moderately higher adjusted operating margin due to higher volume.

Scientific (9% of sales; 9% of segment adjusted operating income)

	2Q26	2Q25	% Change
Scientific ($M)
Revenue	19.5	18.5	5.5%
GAAP Operating Income	4.5	4.7	-4.9%
GAAP Operating Margin %	23.0	25.5
Adjusted Operating Income*	4.7	5.0	-4.9%
Adjusted Operating Margin %*	24.2	26.9

* Excludes the amortization of acquired intangible assets; Q2 FY25 restated to exclude the amortization of acquired intangible assets

Revenue increased approximately $1.0 million or 5.5% year-on-year reflecting an acquisition benefit of 8.1%, partially offset by an organic decline of 2.6% from lower demand at academic and research institutions that were impacted by NIH funding cuts. Adjusted operating income decreased approximately $0.2 million or 4.9% year-on-year due to the organic decline partially offset by contribution from the acquisition.

In fiscal third quarter 2026, on a sequential basis, the Company expects similar revenue and slightly lower adjusted operating margin due to product mix, investments in research and development, and tariff costs, partially offset by pricing and productivity initiatives.

Engraving (16% of sales; 13% of segment adjusted operating income)

	2Q26	2Q25	% Change
Engraving ($M)
Revenue	35.7	31.5	13.6%
GAAP Operating Income	6.6	4.1	59.3%
GAAP Operating Margin %	18.4	13.1
Adjusted Operating Income*	6.8	4.5	52.4%
Adjusted Operating Margin %*	19.2	14.3

* Excludes the amortization of acquired intangible assets; Q2 FY25 restated to exclude the amortization of acquired intangible assets

Revenue increased approximately $4.3 million or 13.6% year-on-year reflecting organic growth of 10.3% from improved demand in Europe and North America and a foreign currency benefit of 3.3%. Adjusted operating income increased approximately $2.4 million or 52.4% year-on-year due to higher sales and the realization of previously announced productivity initiatives and restructuring actions.

In fiscal third quarter 2026, on a sequential basis, the Company expects similar revenue and slightly lower adjusted operating margin due to project and regional mix.

Specialty Solutions (9% of sales; 4% of segment adjusted operating income)

	2Q26	2Q25	% Change
Specialty Solutions ($M)
Revenue	19.8	21.3	-7.2%
Operating Income	2.1	3.6	-40.7%
Operating Margin %	10.7	16.7

Specialty Solutions revenue decreased approximately $1.5 million or 7.2% year-on-year. Operating income decreased approximately $1.5 million or 40.7% year-on-year.

In fiscal third quarter 2026, on a sequential basis, the Company expects moderately to significantly higher revenue and operating margin.

Capital Allocation

●	Interest: In fiscal third quarter 2026, the Company expects interest expense between $7 million and $7.5 million.

●

Share Repurchase: During the fiscal second quarter of 2026, the Company did not repurchase shares. There was approximately $28 million remaining on the Company’s current share repurchase authorization at the end of the fiscal second quarter 2026.

●

Capital Expenditures: In fiscal second quarter 2026, the Company’s capital expenditures were $7.7 million compared to $7.0 million in the fiscal second quarter of 2025. The Company expects fiscal year 2026 capital expenditures between $33 million and $38 million. Capital expenditures were $28.3 million in fiscal year 2025.

●

Dividend: On January 23, 2026, the Company declared a quarterly cash dividend of $0.34 per share, an approximately 6.3% year-on-year increase. The dividend is payable February 27, 2026, to shareholders of record on February 13, 2026.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net (cash) debt of $437.7 million on December 31, 2025, compared to $413.2 million at the end of fiscal second quarter 2025. Net (cash) debt for the second quarter of 2026 consisted primarily of long-term debt of $534.7 million and cash and equivalents of $97.0 million.

●

Cash Flow: Net cash provided by continuing operating activities for the three months ended December 31, 2025, was $20.7 million compared to $9.1 million in the prior year’s quarter. Free cash flow after capital expenditures was $13.0 million compared to free cash flow after capital expenditures of $2.2 million in the fiscal second quarter of 2025.

Conference Call Details

Standex will host a conference call for investors tomorrow, January 30, 2026, at 8:30 a.m. ET. On the call, David Dunbar, President and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through January 30, 2027. To listen to the teleconference playback, please dial in the U.S. (888) 660-6345 or (646) 517-4150 internationally; the passcode is 80581#. The audio playback via phone will be available through February 6, 2026. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures which exclude the impact of restructuring charges, purchase accounting, amortization from acquired intangible assets, insurance recoveries, discrete tax events, gain or loss on sale of a business unit, acquisition costs, and litigation costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engineering Technologies, Scientific, Engraving, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Turkey, India, and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of global crises or catastrophic events on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the electrical grid, automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; increased costs from acquisitions to improve and coordinate managerial, operational, financial, and administrative systems, including internal controls over financial reporting and compliance with the Sarbanes-Oxley Act of 2002, and other costs related to such systems in connection with acquired businesses; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; the impact on our operations of any successful cybersecurity attacks; and potential changes to future pension funding requirements. For a more comprehensive discussion of these and other factors, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the SEC and available on the Company’s website. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Christopher Howe

Director of Investor Relations

(773) 754-5394

e-mail: InvestorRelations@Standex.com

Standex International Corporation

Consolidated Statement of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
(In thousands, except per share data)	2025	2024	2025	2024

Net sales	$221,320	189,814	$438,751	$360,278
Cost of sales	129,087	118,367	256,086	218,758
Gross profit	92,233	71,447	182,665	141,520

Selling, general and administrative expenses	51,166	42,189	100,998	83,232
Restructuring costs	438	920	6,436	2,006
Amortization of acquired intangible assets	4,439	3,475	8,976	5,480
Acquisition related costs	617	16,400	1,049	18,240

Income from operations	35,573	8,463	65,206	32,562

Interest expense	7,914	5,575	16,826	6,552
Other non-operating (income) expense, net	490	890	225	862
Total	8,404	6,465	17,051	7,414

Income from continuing operations before income taxes	27,169	1,998	48,155	25,148
Provision for income taxes	6,536	710	11,701	5,672
Net income from continuing operations	20,633	1,288	36,454	19,476

Income (loss) from discontinued operations, net of tax	48	(13)	21	(4)

Net income	20,681	1,275	36,475	19,472
Less: net income attributable to redeemable noncontrolling interest	582	418	1,321	418
Less: change of redeemable noncontrolling interest to redemption value	17,979	-	17,979	-
Net income attributable to Standex International	$2,120	$857	$17,175	$19,054

Basic earnings per share:
Income (loss) from discontinued operations	0.00	(0.00)	0.00	(0.00)
Total income (loss) attributable to Standex International	$0.17	$0.07	$1.43	$1.60

Diluted earnings per share:
Income (loss) from discontinued operations	0.00	(0.00)	0.00	(0.00)
Total income (loss) attributable to Standex International	$0.17	$0.07	$1.42	$1.59

Average Shares Outstanding
Basic	12,043	11,942	12,027	11,872
Diluted	12,055	12,025	12,073	11,972

Standex International Corporation

Condensed Consolidated Balance Sheets

(unaudited)

	December 31,	June 30,
(In thousands)	2025	2025

ASSETS
Current assets:
Cash and cash equivalents	$96,998	104,542
Accounts receivable, net	176,628	172,702
Inventories	131,196	129,994
Prepaid expenses and other current assets	85,912	73,641
Total current assets	490,734	480,879

Property, plant, equipment, net	160,378	160,364
Intangible assets, net	212,052	225,757
Goodwill	594,080	610,338
Deferred tax asset	11,687	11,971
Operating lease right-of-use asset	47,835	47,998
Other non-current assets	37,735	29,573
Total non-current assets	1,063,767	1,086,001

Total assets	$1,554,501	$1,566,880

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$87,773	88,001
Accrued liabilities	69,403	63,204
Income taxes payable	13,633	15,770
Total current liabilities	170,809	166,975

Long-term debt	534,733	552,515
Operating lease long-term liabilities	37,997	40,057
Accrued pension and other non-current liabilities	66,215	67,743
Total non-current liabilities	638,945	660,315

Redeemable non-controlling interest	44,511	27,913

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	140,476	136,082
Retained earnings	1,136,096	1,126,851
Accumulated other comprehensive loss	(188,019)	(164,765)
Treasury shares	(430,293)	(428,467)
Total stockholders' equity	700,236	711,677

Total liabilities, redeemable noncontrolling interest and stockholders' equity	$1,554,501	$1,566,880

Standex International Corporation and Subsidiaries

Statements of Consolidated Cash Flows

(unaudited)

	Six Months Ended
	December 31,
(In thousands)	2025	2024

Cash Flows from Operating Activities
Net income	$36,475	19,472
Income (loss) from discontinued operations	21	(4)
Income from continuing operations	36,454	19,476

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,801	15,566
Stock-based compensation	4,838	5,155
Non-cash portion of restructuring charge	149	(896)
Contributions to defined benefit plans	(2,796)	(4,766)
Net changes in operating assets and liabilities	(20,935)	(7,873)
Net cash provided by operating activities - continuing operations	37,511	26,662
Net cash provided by (used in) operating activities - discontinued operations	(127)	(31)
Net cash provided by (used in) operating activities	37,384	26,631
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(14,084)	(13,690)
Expenditures for acquisitions, net of cash acquired	-	(419,652)
Other investing activities	(5)	3,904
Net cash provided by (used in) investing activities	(14,089)	(429,438)
Cash Flows from Financing Activities
Proceeds from borrowings	8,000	724,313
Payments of debt	(26,000)	(339,110)
Contingent consideration payment	(330)	-
Activity under share-based payment plans	1,528	1,791
Purchase of treasury stock and other	(3,798)	(5,166)
Distributions to non-controlling interests	(1,598)
Cash dividends paid	(7,930)	(7,362)
Other financing activities	-	(4,415)
Net cash provided by (used in) financing activities	(30,128)	370,051

Effect of exchange rate changes on cash	(711)	(300)

Net changes in cash and cash equivalents	(7,544)	(33,056)
Cash and cash equivalents at beginning of year	104,542	154,203
Cash and cash equivalents at end of period	$96,998	$121,147

Standex International Corporation

Selected Segment Data

(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(In thousands)	2025	2024	2025	2024
Net Sales
Electronics	$115,668	$95,923	$226,220	$173,656
Engineering Technologies	30,636	22,649	60,530	43,179
Scientific	19,502	18,477	38,952	36,170
Engraving	35,728	31,454	71,568	64,817
Specialty Solutions	19,786	21,311	41,481	42,456
Total	$221,320	$189,814	$438,751	$360,278

Income from operations
Electronics	$29,765	$17,419	$58,048	$34,446
Engineering Technologies	4,377	3,692	7,994	7,702
Scientific	4,488	4,718	9,167	9,467
Engraving	6,568	4,122	13,104	9,946
Specialty Solutions	2,112	3,562	5,000	7,110
Restructuring	(438)	(920)	(6,436)	(2,006)
Acquisition related costs	(617)	(16,400)	(1,049)	(18,240)
Corporate	(10,682)	(7,730)	(20,622)	(15,863)
Total	$35,573	$8,463	$65,206	$32,562

Standex International Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended			Six Months Ended
	December 31,			December 31,
(In thousands, except percentages)	2025	2024	% Change	2025	2024	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$221,320	$189,814	16.6%	$438,751	$360,278	21.8%
Income from operations, as reported	$35,573	$8,463	320.3%	$65,206	$32,562	100.3%
Income from operations margin	16.1%	4.5%		14.9%	9.0%
Adjustments:
Restructuring charges	438	920		6,436	2,006
Acquisition-related costs	617	16,400		1,049	18,240
Amortization of acquired intangible assets	4,439	3,475		8,976	5,480
Litigation (settlement refund) charge	100	-		100	-
Purchase accounting expenses	993	6,197		1,985	6,197
Adjusted income from operations	$42,160	$35,455	18.9%	$83,752	$64,485	29.9%
Adjusted income from operations margin	19.0%	18.7%		19.1%	17.9%
Interest and other income (expense), net	(8,404)	(6,465)		(17,051)	(7,414)
Foreign currency related (gain) loss on acquisition and divestiture activities	-	554		-	554
Provision for income taxes	(6,536)	(710)		(11,701)	(5,672)
Discrete and other tax items	-	447		-	375
Tax impact of above adjustments	(1,561)	(5,958)		(4,566)	(7,141)
Net income from continuing operations, as adjusted	25,659	23,323		50,434	45,187
Less: net income attributable to redeemable noncontrolling interest	18,561	418		19,300	418
Add back: change of redeemable noncontrolling interest to redemption value per the acquisition agreement	(17,979)	-		(17,979)	-
Net income from continuing operations attributable to Standex, as adjusted	$25,077	$22,905	9.5%	$49,113	$44,769	9.7%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$20,633	$1,288	1501.9%	$36,454	$19,476
Net income from continuing operations margin	9.3%	0.7%		8.3%	5.4%
Add back:
Provision for income taxes	6,536	710		11,701	5,672
Interest expense	7,914	5,575		16,826	6,552
Depreciation and amortization	9,984	8,505		19,801	15,566
EBITDA	$45,067	$16,078	180.3%	$84,782	$47,266	79.4%
EBITDA Margin	20.4%	8.5%		19.3%	13.1%
Adjustments:
Restructuring charges	438	920		6,436	2,006
Acquisition-related costs	617	16,400		1,049	18,240
Litigation (settlement refund) charge	100	-		100	-
Purchase accounting expenses	993	6,197		1,985	6,197
Adjusted EBITDA	$47,214	$39,595	19.2%	$94,352	$73,709	28.0%
Adjusted EBITDA Margin	21.3%	20.9%		21.5%	20.5%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$20,703	$9,115		$37,511	$26,662
Less: Capital expenditures	(7,664)	(6,965)		(14,084)	(13,690)
Free cash flow from continuing operations	$13,039	$2,150		$23,427	$12,972

Standex International Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended			Six Months Ended
	December 31,			December 31,
Adjusted earnings per share from continuing operations	2025	2024	% Change	2025	2024	% Change

Diluted earnings per share from continuing operations attributable to Standex, as reported	$0.17	$0.07	145.6%	$1.42	$1.59	-10.6%
Adjustments:
Restructuring charges	0.03	0.06		0.39	0.13
Acquisition-related costs	0.04	1.10		0.07	1.22
Amortization of acquired intangible assets	0.28	0.22		0.57	0.35
Gain on bargain purchase	-	-		-	-
Litigation (settlement refund) charge	0.01	-		0.01	-
(Gain) loss on sale of business	-	-		-	-
Foreign currency related (gain) loss on acquisition and divestiture activities	-	0.03		-	0.03
Environmental remediation	-	-		-	-
Discrete tax items	-	0.04		-	0.04
Purchase accounting expenses	0.06	0.39		0.13	0.39
Change of redeemable noncontrolling interest to redemption value per the acquisition agreement	1.49	-		1.49	-
Diluted earnings per share from continuing operations attributable to Standex, as adjusted	$2.08	$1.91	8.9%	$4.08	$3.75	8.8%